UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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South Jersey Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Compensation Committee of the
South Jersey Industries Board of Directors
Sunita Holzer, Chairman

And,

The Board of Directors of
South Jersey Industries, Inc.

April 16, 2019

Dear South Jersey Industries Shareholder,

You recently received the proxy statement for the South Jersey Industries, Inc. (“SJI”) 2019 Annual Meeting of Shareholders, scheduled for April 26, 2019. In the proxy statement, the Board of Directors recommends a vote “FOR” director elections (Proposal 1) and a vote “FOR” the advisory vote to approve executive compensation (Proposal 2).

Following our proxy filing, Institutional Shareholder Services Inc. (“ISS”) issued a recommendation that its clients vote “AGAINST” Director Nominee Victor A. Fortkiewicz and Proposal 2. The purpose of this letter is to assist our shareholders in understanding why the Board of Directors believes strongly that shareholders should vote “FOR” Director Nominee Victor A. Fortkiewicz and a vote “FOR” our executive compensation program.

Proposal 1: Director Elections

Director Nominee Victor Fortkiewicz currently is a member of our Governance Committee which serves as our nominating committee.  ISS defines key committees of the Board of Directors as Nominating, Compensation and Audit Committee.  Director Nominee Victor Fortkiewicz is a member of our Governance Committee and is of counsel at Cullen and Dykman, LLP, a law firm that provides legal representation to our subsidiary Elizabethtown Gas Company. This is an arm’s length long standing relationship that existed prior to our acquisition of Elizabethtown Gas Company in July 2018. Mr. Fortkiewicz is not a partner, officer or employee of Cullen and Dykman LLP and he does not provide legal services on any matters relating to Elizabethtown Gas Company.  Per New York Stock Exchange rules Mr. Fortkiewicz is deemed independent. ISS, however, views this relationship as a “professional” relationship and therefore deems him as “non-independent” per ISS criteria.  As a result, ISS recommends an “AGAINST” for Director Nominee Victor Fortkiewicz.

The Board believes that Director Nominee Fortkiewicz is an asset to the Company.  Director Nominee Fortkiewicz’s areas of expertise include corporate governance, enterprise leadership, enterprise risk management, environmental, legal, political/governmental, and the utility/energy industry. In addition, he has significant New Jersey regulatory experience having served as executive director at the New Jersey Board of Public Utilities from 2005 to 2010.

While the Company strongly disagrees with ISS’ assessment, in an effort to be responsive to our shareholders, Mr. Fortkiewicz has resigned from our Governance Committee effective immediately.

Proposal 2: Advisory Vote to Approve Executive Compensation

 ISS cited the additional years of service and age credited to three NEOs under our supplemental executive retirement program (SERP) as the primary reason for an “AGAINST” recommendation because it results in a significant cost to shareholders. Provided below are the key reasons why we believe our decision to provide the additional SERP credits aligns with shareholder interests.

•	We have embarked on a companywide Business Transformation with a focus on ongoing cost savings to the Company and shareholders.
•	As a part of this initiative, we made several organizational changes as well as offered an early retirement incentive program to the full population of Officers and non-union employees at SJI.
•
The early retirement incentive program was designed with a goal of an overall payback period of less than three years and eliminating positions entirely.  The program components were designed to meet those goals and included an enhancement to age and years of service to an employee’s or officer’s Pension plan or SERP.

•	The three NEO positions have been eliminated and the responsibilities absorbed by others resulting in substantial cost savings and significant development opportunities for those leaders.
•	The total annual savings from compensation and benefits related to Business Transformation retirement activity is approximately $8M. The three NEO’s represent $3.3M or 41% of that total.
•	The additional service credits to the NEOs were not individually-tailored arrangements. They were offered in accordance with our Business Transformation plan.
•
Further, the SERP was frozen to all new participants in 2016, including any new NEOs, and was replaced with a non-qualified defined contribution retirement plan (DCRP) for officers. SJI is ahead of peers in freezing the SERP; 8 of 14 companies in our peer group still have active SERPs.

In conclusion, the Board of Directors firmly believes SJI’s executive compensation program aligns with shareholder interests and adheres to our pay-for-performance philosophy, and as a result shareholder support of our program in past years has been strong.  Furthermore, the Board of Directors believes that Director Nominee Fortkiewicz is and has been an asset to the Company as a member of the Board of Directors.  As such, the Board believes shareholders should support the election of Director Nominee Fortkiewicz and “FOR” the advisory vote to approve executive compensation of our named executive officers under Proposals 1 and 2, respectively, in the proxy statement for the 2019 Annual Meeting of Shareholders.

Sincerely,

The Compensation Committee of the Board of Directors of South Jersey Industries, Inc.

Sunita Holzer, Chairman
Walter M. Higgins, III, Ex Officio
Sarah M. Barpoulis
Keith S. Campbell
Joseph M. Rigby

And,

The Board of Directors of South Jersey Industries, Inc.